EXHIBIT 12

                    MERRILL LYNCH PREFERRED CAPITAL TRUST II
                    MERRILL LYNCH PREFERRED FUNDING II, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
          COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS

                            For the Period February 6, 1997 to December 26, 1997
                            ----------------------------------------------------
                               Merrill Lynch Preferred  Merrill Lynch Preferred
                                   Capital Trust II         Funding  II, L.P.
                            --------------------------  ------------------------

Earnings                              $22,268,045              $26,111,803
                                      ===========              ===========

Fixed charges                         $     -                  $     -

Preferred securities distribution
  requirements                         21,600,000               22,268,045
                                      -----------              -----------

Total combined fixed charges and
  preferred securities distributions  $21,600,000              $22,268,045
                                      ===========              ===========

Ratio of earnings to combined
  fixed charges and preferred
  securities distributions                   1.03                     1.17